SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

SCHOOL SPECIALTY, INC
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

807864103
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

Page 1 of 20 Pages

13G

CUSIP No. 471172106	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Scoggin Capital Management II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,317

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,317

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,317

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 471172106	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Scoggin International Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
17,979

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
17,979

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,979

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G

CUSIP No. 471172106	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Scoggin Worldwide Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,362

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
15,362

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,362

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

13G

CUSIP No. 471172106	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Scoggin LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
48,658

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
48,658

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,658

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 471172106	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Old Bellows Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
15,362

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
15,362

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,362

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

CUSIP No. 471172106	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
A. Dev Chodry

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
48,658

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
48,658

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,658

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G

CUSIP No. 471172106	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Craig Effron

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
48,658

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
48,658

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,658

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G

CUSIP No. 471172106	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Curtis Schenker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
48,658

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
48,658

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
48,658

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1(a).	Name of Issuer:

School Specialty, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

W6316 Design Drive, Greenville, Wisconsin 54942

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin Worldwide Fund, Ltd.
(iv)	Scoggin LLC
(v)	Old Bellows Partners LP
(vi)	A. Dev Chodry
(vii)	Craig Effron
(viii)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management II LLC
Delaware

(ii)	Scoggin International Fund, Ltd.
Cayman Islands

(iii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(iv)	Scoggin LLC
New York

(v)	Old Bellows Partners LP
New York

(vi)	A. Dev Chodry
USA

(vii)	Craig Effron
USA

(viii)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

807864103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)	Scoggin Capital Management II LLC[1]

(a)	Amount beneficially owned: 15,317

(b)	Percent of class: 1.5%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 15,317

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 15,317

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Scoggin International Fund, Ltd.[3]

(a)	Amount beneficially owned: 17,979

(b)	Percent of class: 1.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 17,979

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 17,979

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	Scoggin Worldwide Fund, Ltd.[4]

(a)	Amount beneficially owned: 15,362

(b)	Percent of class: 1.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 15,362

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 15,362

(iv)	Shared power to dispose or to direct the disposition of: 0

[1]	The investment manager of Scoggin Capital Management II LLC is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[2]	Percentages are based on 1,000,004 shares of common stock outstanding as of December 2, 2014.

[3]	The investment manager of Scoggin International Fund, Ltd. is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[4]	The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Craig Effron and Curtis Schenker are principals of Old Bellows Partners L.P.

(iv)	Scoggin LLC[5]

(a)	Amount beneficially owned: 48,658

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 48,658

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 48,658

(v)	Old Bellows Partners LP6

(a)	Amount beneficially owned: 15,362

(b)	Percent of class: 1.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 15,362

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 15,362

[5]	Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.

[6]	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(vi)	A. Dev Chodry[7]

(a)	Amount beneficially owned: 48,658

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 48,658

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 48,658

(vii)	Craig Effron[8]

(a)	Amount beneficially owned: 48,658

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 48,658

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 48,658

[7]	A. Dev Chodry is a member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.

[8]	Craig Effron is a managing member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.

(viii)	Curtis Schenker[9]

(a)	Amount beneficially owned: 48,658

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 48,658

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 48,658

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

[9]	Curtis Schenker is a managing member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of Feb. 3, 2015	Scoggin Capital Management II LLC

By: Scoggin LLC, as Investment Manager

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of Feb. 3, 2015	Scoggin International Fund, Ltd.

By: Scoggin LLC, as Investment Manager

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of Feb. 3, 2015	Scoggin Worldwide Fund, Ltd.

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Director

Dated as of Feb. 3, 2015	Scoggin LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Managing Member

Dated as of Feb. 3, 2015	Old Bellows Partners LP

By: Old Bell Associates LLC, its General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of Feb. 3, 2015	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of Feb. 3, 2015	/s/ Craig Effron
Craig Effron

Dated as of Feb. 3, 2015	/s/ Curtis Schenker
Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of Feb. 3, 2015	Scoggin Capital Management II LLC
By Scoggin LLC, as Investment Manager By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of Feb. 3, 2015	Scoggin International Fund, Ltd.
By: Scoggin LLC, As Investment Manager By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of Feb. 3, 2015	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Director

Dated as of Feb. 3, 2015	Scoggin LLC
By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of Feb. 3, 2015	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner
By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of Feb. 3, 2015	/s/ A. Dev Chodry A. Dev Chodry

Dated as of Feb. 3, 2015	/s/ Craig Effron Craig Effron

Dated as of Feb. 3, 2015	/s/ Curtis Schenker Curtis Schenker